Exhibit 2


                              SETTLEMENT AGREEMENT

      SETTLEMENT AGREEMENT (the "Agreement") dated as of July 2, 2004 by and between INNOVATIVE SOFTWARE TECHNOLOGIES, INC., a California corporation, JAMES
R. GARN and ETHAN A. WILLIS, both individuals, and ETHAN AND RANDY, LC, a Utah limited liability company, ("E & R").

                                    RECITALS

      A. INNOVATIVE SOFTWARE TECHNOLOGIES, INC., including its subsidiary, ENERGY PROFESSIONAL MARKETING GROUP CORPORATION (collectively "IST"), engage in the business of marketing technology, business-to-consumer informational software solutions and consulting services, and training applications in areas such as personal finance, business development and financing for small to mid-size companies and related matters.

      B. James R. Garn and Ethan A. Willis (the "Principals"), who have engaged in activities similar to IST's business for more than five years, sold all of the outstanding stock of ENERGY PROFESSIONAL MARKETING GROUP CORPORATION ("EPMG") to IST pursuant to a Stock Purchase Agreement dated December 31, 2001.

      C. The consideration for such sale was the issuance and delivery of an aggregate of 1,500,000 shares of IST Series A Preferred Stock and 3,529,412 shares of IST common stock.

      D. The Principals have since asserted a number of claims against IST and its president and former chairman with respect to IST's acquisition of EPMG, all of which are denied by IST and its president.


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      E. In order to resolve their differences, the Principals have agreed to return to IST all shares of IST stock currently owned by the Principals, and pursuant to paragraph 2 below, IST will release and disclaim competition and solicitation restrictions so that E & R and their Related Persons and affiliates are free to engage in the business previously engaged in by them.

                                   WITNESSETH

      In consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

1.    Terms of Settlement.

      Subject to the conditions and upon the terms set forth in this Agreement, E & R hereby assigns and returns to IST all of the IST stock owned by E & R and the Principals, consisting of 1,200,500 shares of Series A Preferred Stock, 80,000 shares of Series B Preferred Stock and 6,784,762 shares of Common Stock (the "Principals' Stock"),

2.    Deliveries at Closing.

      The Closing of the Transactions (including assignments, transfers, deliveries and related events) has been held on the date hereof and shall be deemed to be effective as of the close of business on June 26, 2004 ("the Settlement Date") at the offices of Holme Roberts & Owen LLP in Salt Lake City, Utah. Any prorations or allocations among the parties hereto which are prescribed by this Agreement shall be made as of the Settlement Date. At the
Closing:

            (a) E & R has delivered to IST certificates representing all of the shares of the Principals' Stock described in paragraph 1 above, duly endorsed in favor of IST or accompanied by one or more properly endorsed stock powers.


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            (b) IST has delivered and transferred to E & R (i) the EPMG card services, Discover, American Express and Echo merchant accounts, including their associated reserves and the associated EPMG bank accounts at First Regional Bank and Zion's Bank (subject to receiving the necessary consents), in accordance with the Exhibit A attached hereto; (ii) the fixed assets of EPMG located in Utah described in Exhibit B attached hereto; (iii) the CMS and WebBuilder software code comprising the database management system, the website builder and the real estate module; and (iv) joint ownership (together with IST) of all confidential information and intangible property utilized by EPMG in serving its existing and future clients; provided that statements that are subject to the attorney-client privilege of the Principals and their affiliates and each asset listed on Exhibit B hereto are confidential and proprietary to E&R; and provided further, that EPMG has received from E & R a perpetual license to use the January 1, 2004 version of the CMS and WebBuilder software for internal usage and certain other rights that are further described in the License Agreement attached hereto as Exhibit C. For purposes of clause (iv) of this paragraph 2(b), "intangible property" will not include causes of action, legal claims or rights against third parties, trademark rights and trade names, and accounts receivable and other rights to receive payment. To the extent of any conflict between the preceding sentence and Exhibit B, the parties agree that Exhibit B shall control.

            (c) E & R and IST shall take the following actions with respect to customer service and coaching session obligations:

                  (i) E & R hereby assumes responsibility to provide for fulfillment to all existing customer service and coaching session obligations related to EPMG and to provide for web hosting for all current EPMG website hosting customers, the payment of all returns and allowances (including associated refunds and chargebacks) for existing and former customers of EPMG plus customers engaged by IST Kansas City prior to February 1, 2004 (provided that E & R shall have no liability for refunds, returns or allowances on IST sales that were originally processed through a merchant credit card account that has not been transferred to E & R under paragraph 2(b) above). E & R will receive from IST all EPMG customer data that is required to fulfill these services.


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                  (ii) In exchange for this commitment by E & R, IST has paid to
E & R $300,000 in cash on the date hereof and hereby assigns and delivers to E & R the on going monthly web hosting related subscription services revenue. IST will also pay to E & R a fee in the amount of $125,000 payable monthly in twelve equal payments of 10,416.67 with the first payment due August 1, 2004.

                  (iii) The obligation of E & R will continue for as long as IST is not in breach or violation of this Agreement and such breach remains uncured for a period of 14 calendar days after E & R delivers notice of the breach to IST (which notice shall specify the nature of the breach).

                  (iv) IST will expend reasonable efforts to assist in a smooth transition of the existing customers of EPMG to E & R and affirms that IST and its affiliates do not own any lead data provided by third-party lead sources who have provided leads to EPMG. IST will satisfy its contractual obligations with its lead providers, although E&R will indemnify IST and EPMG against any liabilities suffered by IST or EPMG under contracts with lead providers by reason of IST's or EPMG's delivery of lead data to E&R pursuant to this Agreement without the consent of such lead providers (except that E&R will have fourteen (14) days from the date hereof to obtain all necessary consents from such lead providers, and the foregoing indemnification shall only apply to lead providers for whom consents are not obtained within said 14-day period). For a period of 120 days after the date hereof, IST and its affiliates will not (either directly or indirectly through the use of associates) market to those EPMG customers who are currently engaged in coaching sessions and who have purchased such coaching sessions during the one-year period prior to the date hereof, as listed on Exhibit D hereto (the "Restricted Customers").


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            (d) E & R confirms that ESI, Inc. has issued to IST a credit memo for $251,846 which reduces the amount due to ESI, Inc. from IST.

            (e) IST has paid the following:

                  (i) $400,000 in cash client reserves to the clients (the "Designated Clients") specified on Exhibit E hereto; and

                  (ii) to each of James R. Garn and Ethan A. Willis $183,333 as full payment of bonuses due them for their services to IST in the past.

                  (iii) IST has paid one-half of the $50,000 bonus payable to David Bird (with E&R having paid the other half).

            (f) E & R and IST have executed and delivered Product/Leads Agreements in the forms attached as Exhibits F and G, respectively.

            (g) IST hereby releases and waives any rights it or its affiliates may have that restrict the solicitation of customers or competition of current and former employees of EPMG. E & R intends to cause an affiliated entity to offer to hire EPMG employees effective as of the Settlement Date. E & R assumes all employee related expenses incurred by EPMG after the Settlement Date with respect to those EPMG employees who accept employment with the E&R affiliate. EPMG will comply with all applicable employment laws and regulations (including those relating to the payment of wages, benefits and other employee-related expenses) and historical company practices for liabilities accruing through the Settlement Date relating to the EPMG employees who accept employment with E & R's affiliate.


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            (h) IST, E & R, Ethan Willis, and Randy Garn have all entered into a mutual releases in the form attached as Exhibit H hereto.

            (i) IST has delivered to E & R a copy of the resolutions of the board of directors of IST, certified as accurate by a duly authorized IST officer, approving and ratifying the execution of this Agreement by IST and the performance of IST of its obligations set forth herein.

      Except as provided herein, all such documents, deliveries, assignments and transfers (i) are free and clear of all liens and encumbrances, and (ii) are in form and substance satisfactory to counsel for IST and E & R, as appropriate. All of the foregoing payments, deliveries, assignments and transfers shall be deemed to have occurred simultaneously as of the Settlement Date.

3.    Representations and Warranties of IST.

      IST represents and warrants to, and covenants to and for the benefit of, E & R, that the following statements are true, correct and complete:


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      3.1 Organization and Good Standing. IST is a corporation duly organized, validly existing and in good standing under the laws of California, with full corporate power to perform all of its obligations under this Agreement. IST is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, require such qualification.

      3.2 Authority; No Conflict. This Agreement constitutes the legal, valid and binding obligation of IST, enforceable against it in accordance with its terms. IST has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations under it. IST is not required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the performance of the Transactions.

      3.3 Legal Proceedings. To IST's Knowledge, except as described in IST's filings with the U.S. Securities and Exchange Commission: (a) there is no pending Proceeding that (1) has been commenced by or against IST; or (2) challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Transactions; (b) no such Proceeding has been Threatened; and (c) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. IST has delivered to E & R copies of all pleadings, correspondence, and other documents relating to each Proceeding now affecting IST.


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3.4   Financial Statements.

            (a) The financial statements of IST (hereinafter collectively called the "Financial Statements"), as filed with the United States Securities and Exchange Commission on or as of the dates set forth below, are complete and correct, have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the financial condition of the Company as at their respective dates and the results of its operations for the periods covered thereby: (i) the audited consolidated balance sheet of IST and its subsidiaries as of December 31, 2003, and the related consolidated statements of earnings and source and application of funds for the year then ended; and (ii) an unaudited balance sheet of IST as of March 31, 2004 and the related statements of earnings and source and application of funds for the three months then ended. The Financial Statements include all adjustments (which consist only of normal recurring accruals) necessary for fair presentations.

            (b) Absence of Undisclosed Liabilities. Except as and to the extent reflected in or reserved against on the face of IST's March 31, 2004 Balance Sheet, to IST's Knowledge, IST has no debts, liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature whatsoever, except for liabilities and obligations incurred in the Ordinary Course of Business, none of which is material, or liabilities or obligations incurred by or at the direction of Ethan Willis or Randy Garn;


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            (c) Absence of Changes or Events. Except as specifically
contemplated by this Agreement or except as included in IST's filings with the Securities and Exchange Commission, since March 31, 2004, IST has conducted its business only in the ordinary course consistent with its prior practices and, except for matters and events that will have no effect on its business or prospects, has not:

                  (i) declared or made any distribution to its shareholders or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any capital or equity interest in the Company;

                  (ii) experience any damage to or destruction or loss of any material asset or property of IST, whether or not covered by insurance;

      3.5 Taxes. To IST's Knowledge, IST has paid or made provision for the payment of all taxes that have or may become due pursuant to all tax returns due on or before the date hereof. The charges, accruals and reserves with respect to taxes on the Financial Statements are adequate.

      3.6 Title to Assets. At the date hereof, IST has good and valid title to all of the assets transferred to E & R, free and clear of all liens, claims and encumbrances. Upon the closing, as contemplated hereby, E & R will receive good and valid title to the assets transferred to E & R, free and clear of all liens, claims and encumbrances attributable to IST. Notwithstanding the foregoing, the assets transferred to E & R are "as is" and with no warranties of any type or kind, including without limitation warranties of merchantability or fitness for a particular purpose.

      3.7 Brokers or Finders. IST has incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.


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      3.8 Disclosure. No representation, warranty or covenant by IST contained in this Agreement, nor any written statement or certificate furnished or to be furnished by IST to E & R in connection herewith or pursuant hereto, contains any untrue statement of a material fact, or omits to state any material fact required to make the statements herein or therein not misleading.

      3.9 E & R's Representations and Warranties. IST has no Knowledge of any fact, event, circumstance, or condition that would constitute, either currently or with the passage of time, a breach of any representation, warranty, or covenant of E & R under this Agreement.

      3.10 Kansas City Assets. IST acknowledges that it is responsible for all costs, expenditures, leases and other obligations incurred at or with respect to the operations and activities of IST and its Representatives at or with respect to its Kansas City facilities, including all costs, refunds, returns, allowances, expenses and other obligations related to employees, consultants and agents who are working there immediately prior to the Closing, except that the obligations of E & R under paragraph 2(c) above will apply to any sales made by IST. IST will be entitled to all revenues, rights, interests, and other benefits from such operations.

      3.11 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which a party is subject or any provision of its charter or other organization documents or bylaws.


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4.    Representations and Warranties of E & R

      E & R represents and warrants to IST as follows:

      4.1 Authority; No Conflict.

            (a) Each Principal is an individual residing in the State of Utah, U.S.A.

            (b) This Agreement constitutes the legal, valid, and binding obligation of E & R, enforceable against E & R in accordance with its terms. E & R has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the documents referred to herein and to perform its obligations under each of them.

            (c) Neither the execution and delivery of this Agreement, nor the consummation or performance of the Transactions by E & R, will contravene, conflict with or result in a violation of any Governmental Requirement, Material Contract or Organizational Document applicable to E & R, or give any Person the right to prevent, delay, or otherwise interfere with the Transactions pursuant to:

                  (i) any Legal Requirement or Order to which E & R may be subject; or

                  (ii) any contract to which E & R is a party or by which a Principal may be bound.

      E & R will not be required to obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the Transactions.

      4.2 Certain Proceedings. There is no Threatened Proceeding that has been commenced against E & R or either Principal that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Contemplated Transaction.


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      4.3 Brokers or Finders. E & R has incurred no obligation or liability, contingent or otherwise, for brokerage or finder's fees or agent's commissions or other similar payments in connection with this Agreement.

      4.4 Title to Principals' Stock. At the date hereof, E & R, or the Principals, as the case may be, will have good and valid title to all of the Principals' Stock, free and clear of all liens, claims and encumbrances. Upon the closing, as contemplated hereby, IST will receive good and valid title to the Principals' Stock, free and clear of all liens, claims and encumbrances attributable to E & R or the Principals. Other than the Principals' Stock, none of the Principals, Private Mentoring Group, Inc., or ESI, Inc. beneficially own any equity securities issued of IST.

      4.5 IST's Representations and Warranties. Except as set forth on Exhibit I hereto, or for matters referenced in the Recitals to this Agreement, neither the Principals nor E & R have any Knowledge of any fact, event, circumstance, or condition that would constitute, either currently or with the passage of time, a breach of any representation, warranty, or covenant of IST under this Agreement.

      4.6 Compliance with Legal Requirements and Contracts. To the Principals' Knowledge, the Principals have at all times, as employees, directors, officers or agents of the Company, complied in all material respects with all applicable Legal Requirements relating to IST's business and operations of EPMG.


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      4.7 Disclosure. No representation, warranty or covenant by E & R contained in this Agreement, nor any written statement or certificate furnished or to be furnished by E & R to IST in connection herewith or pursuant hereto, contains any untrue statement of a material fact, or omits to state any material fact required to make the statements herein or therein not misleading.

5.    Covenants of Parties

      5.1 Approvals of Governmental Bodies. Each party will, and will cause each Related Person to, cooperate with all other parties with respect to all filings and consents that either party is required by Legal Requirements to make in connection with the Transactions, but this provision will not require any party to dispose of or make any change in any portion of its business or to incur any financial burden.

      5.2 Access to Records. After the Closing, for good cause shown E & R and IST will, upon at least five (5) days advance notice, provide the Representatives of a party with access to such financial records of IST or EPMG (or records relating to EPMG customers or sales) which, is reasonably necessary to enable a party to complete any financial audit, complete and make filings required by law, determine any tax liability, or otherwise comply with any Legal Requirement or defend any legal action.

      5.3 Transactions.

            (a) Except for payments to the Designated Clients, IST will pay all of its client reserves existing as of the date hereof in accordance with the (i) existing contracts between IST and its Clients, or if none (ii) any historical practice of IST that has been consistently applied and documented; provided, that if E & R has not delivered to IST as of the date hereof copies of all lead contracts between IST and/or EPMG (on the one hand) and their clients (on the other hand), as well as documentation regarding IST's and/or EPMG's historical practice of paying client reserves, then IST will not be responsible for its failure to pay client reserves in accordance with any such contract or historical practice with which it is not aware.


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            (b) IST covenants and agrees that it will pay all accrued
liabilities as of the date of Closing that are due and owing to employees, clients, customers, service providers and vendors arising from sales made prior to the Closing for which payment has been received by EPMG prior to the Closing, excluding any accrued liabilities which are being contested by EPMG in good faith and accrued liabilities that are subject to offset. Concurrently with the execution of this Agreement, IST and E & R shall jointly execute instruction letters to Zions National Bank and First Regional Bank regarding the payment of certain payables, including the amounts described in paragraphs 2(c)(ii) and 2(e).

            (c) EPMG is entitled to all revenues and benefits from all sales made by EPMG prior to the Settlement Date , including sales that, as of the Settlement Date , have been authorized, are in process, or are awaiting settlement under applicable credit card arrangements. If E & R or its affiliates receives the proceeds of any such sale, then E & R will immediately deliver such proceeds to IST. Similarly, if IST or its affiliates receives proceeds of sales by E & R (including its affiliates) after the Settlement Date, then IST will immediately deliver such proceeds to E & R. In addition, E&R will reimburse EPMG for all EPMG expenses incurred in the ordinary course of business that accrue between the Settlement Date and the date of Closing, unless EPMG is otherwise relieved of such liability. IST and E&R will work together in good faith to reconcile all sales and expense allocations prescribed by this paragraph, and the parties agree to cooperate to prepare a weekly reconciliation report and make any required refunds or reimbursements on a weekly basis.


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      5.4 SEC Filings. Promptly after the Closing IST will file with the
Securities and Exchange Commission a Form 8-K (or other appropriate filing) which accurately described the terms hereof and the transactions.

      5.5 Abandonment. Upon request by E & R, IST will deliver a notice to E & R to the effect that IST has relinquished and ceded to E & R any right to utilize any lead data existing as of the Settlement Date that has been provided to EPMG by third-party lead sources on or prior to the Settlement Date. In addition, for a six-month period following the Closing, neither of IST or EPMG will solicit or market to any of the lead providers listed on Exhibit K hereto (the "Restricted Lead Providers"). It shall not be a breach of the foregoing sentence if IST or its affiliates acquires (through merger, stock purchase, asset purchase, or similar transaction) any business that, on or before the date of such acquisition, obtained leads from any of the Restricted Lead Providers, so long as such acquisition does not take place within the first four months following Closing. Notwithstanding the foregoing, IST will at all times continue to have the right to receive leads from Preforeclosure.com, Foreclosure World, Real Estate Toolkit, Fast Cash, Foreclosurenet.net, and Nightingale Connant.

      5.6 Utah Leases. E & R will assume the leases of property located in Utah that are described on Exhibit J attached hereto.

      5.7 Cooperation. E & R and the Principals will cooperate with IST in good faith in connection with ascertaining the fair market value of the Principals' Stock and the assets transferred hereunder to E & R.


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6.    Indemnification: Remedies

      6.1 Survival. Except as provided in paragraph 6.5, all representations, warranties, covenants, and obligations in this Agreement, will survive the Closing only until December 31, 2005.

      6.2 Indemnification and Payment of Damages by IST. IST shall indemnify and hold harmless E & R and its Representatives for, and shall pay to E & R and its Representatives the amount of, any loss, liability, claim, damage (excluding incidental and consequential damages) or expense (including reasonable costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with: (i) any breach of any representation or warranty made by IST in this Agreement or in any certificate delivered by IST pursuant to this Agreement, and (ii) any breach by IST of any covenant or obligation of IST in this Agreement, and (iii) the failure of IST to perform any of the obligations assumed by IST pursuant to this Agreement, including pursuant to Article 2 hereof.

      6.3 Indemnification and Payment of Damages by E & R. E & R shall indemnify and hold harmless IST and its Representatives, and shall pay IST and its Representatives, for the amount of any Damages arising, directly or indirectly, from or in connection with (i) any breach of any representation or warranty made by E & R in this Agreement or in any certificate delivered by E & R pursuant to this Agreement, and (ii) any breach by E & R of any covenant or obligation of E & R in this Agreement, and (iii) the failure of E & R to perform any of the obligations assumed by E & R pursuant to Agreement, including pursuant to
Article 2 hereof.


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      6.4 Remedies; Specific Performance. The remedies provided in this paragraph 6 will be the exclusive remedy with respect to the matters described in paragraphs 6.2 and 6.3 hereof, except IST and E & R shall each have the right to seek specific performance with respect to the Transactions.

      6.5 Time Limitations. Except as provided below, IST and E & R will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before December 31, 2005, the aggrieved party notifies the other party of a claim specifying the factual basis of that claim in reasonable detail. The exceptions to the preceding sentence shall be representations, warranties, covenants or obligations related to stock ownership, taxes, ERISA and environmental issues; these exceptions will continue in effect for the terms of the relevant statutes of limitations, including extensions.

      6.6 Limitations on Amount. Neither IST nor E & R will have any liability (for indemnification or otherwise) with respect to the matters described in paragraph 6 until the total of all Damages with respect to such matter exceeds $50,000, and then only for the amount by which such Damages exceed $50,000. In no event shall the aggregate amount of Damages for which either E & R or IST (including their Representatives and Affiliates, taken collectively), have the right to seek indemnification from the other party in excess of $675,000.

      6.7 Procedure for Indemnification--Third Party Claims.

            (a) Promptly after receipt by an indemnified party under paragraph 6 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such paragraph, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice.


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            (b) If any Proceeding referred to in paragraph 6 is brought against an indemnified party and the indemnified party gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless (i) the claim involves taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this paragraph 6 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.


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            (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

      6.8 Procedure for Indemnification--Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice as provided herein to the party from whom indemnification is sought.

7.    General Provisions

      7.1 Expenses. Each party to this Agreement will bear its expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of a party arising from a breach of this Agreement by another party.

      7.2 Public Announcements. The parties will promptly make a public announcement with respect to the Transactions.

      7.3 Confidentiality. In connection with their business operations, each of IST and E & R may have disclosed all or a portion of its Confidential Information to another party. Each of E & R and IST shall cause its officers, directors, members, agents and Representatives to hold in trust and confidence, and shall not use or permit the use of, the Confidential Information of each other party (including their affiliates). The undertakings and obligations of the parties under this paragraph 7.3 shall not apply to any Confidential Information of the other party that the receiving party can show (i) is or becomes disclosed within the public domain through no fault of the receiving party, (ii) is disclosed to a third party by the disclosing party without restriction on such party, (iii) is approved for release by written authorization of the disclosing party, (iv) is developed independently by a Representative of the receiving party that does not have access to the Confidential Information, (v) becomes known to the receiving party from a source other than the disclosing party through no breach of any obligation of confidentiality, or (vi) must be disclosed by the receiving party under subpoena or other governmental compulsion.

      7.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties):

 IST:                                  Innovative Software Technologies, Inc.
                                       204 N.W. Platte Valley Drive
                                       Riverside, MO  64150

 Attention:                            Curt P. Creely
                                       Senior Counsel
                                       Foley & Lardner LLP
                                       100 N. Tampa Street, Suite 2700
                                       Tampa, FL  33602
                                       (not to be considered as notice)

 E & R (and Company after the          5072 North 300 West
 Closing):                             Provo, UT  84604

      with a copy to: J. Gordon Hansen Holme Roberts & Owen LLP 299 South Main Street, Suite 1800 Salt Lake City, UT 84111 (not to be considered as notice)

7.5   Remedies.

            (a) Dispute Resolution. If the Closing has occurred and there is a controversy, claim or dispute (a "Dispute") under this Agreement, the disagreeing parties shall promptly meet with one another and diligently attempt to resolve their disagreements. If they are unable to do so, then any party to the Dispute may notify each other party that a Dispute exists (a "Notice of Dispute").

            (b) Mediation. If the dispute has not been resolved by negotiation within twenty days of the delivery of a Notice of Dispute, the parties shall endeavor to settle the dispute by mediation under the then current CPR Model Mediation Procedure for Business Disputes ("CPR Rules") or the comparable provisions of the American Arbitration Association ("AAA Rules") as the parties determine. Unless otherwise agreed, the parties shall agree upon a mediator or, if they cannot agree upon a mediator within five days of commencement of the mediation procedure, then they shall select a mediator pursuant to the CPR or AAA Rules, as appropriate. Expenses of mediation shall be divided equally between the parties to the Dispute.

            (c) Arbitration.

                  (i) Assuming the inability of the parties to resolve their differences as provided in subparagraphs (a) and (b), the Dispute (including any question as to whether or not any Dispute falls within the terms of this paragraph or the selection of an arbitrator) shall be settled by arbitration in Salt Lake City, Utah in accordance with the CPR Rules, by a single arbitrator mutually acceptable to the parties, or by the comparable AAA Rules, as the parties shall agree, or as designated by the initiating party. Any party may initiate arbitration from and after 60 days following the delivery of a Notice of Dispute if the dispute has not then been settled by negotiation or mediation. The arbitration procedure shall be governed by the United States Arbitration Act, 9 U.S.C. ss.ss. 1-16, and the award rendered by the arbitrator shall be final and binding on the parties and may be entered in any court having jurisdiction thereof.

                  (ii) Each party shall have discovery rights as provided by the Federal Rules of Civil Procedure; provided, however, that all such discovery shall be commenced and concluded within forty-five (45) days of the initiation of arbitration.

                  (iii) It is the intent of the parties that any arbitration shall be concluded as quickly as reasonably practicable. Unless the parties otherwise agree, once commenced, the hearing on the disputed matters shall be held at least four days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrator shall use all reasonable efforts to issue the final award or awards within a period of five business days after closure of the proceedings. Failure of the arbitrator to meet the time limits of this paragraph 7.5(c) shall not be a basis for challenging the award. The parties shall maintain as confidential the existence and result of the mediation and arbitration.

                  (iv) The arbitrator may instruct the non-prevailing party to pay all costs of the proceedings, including the fees and expenses of the arbitrator and the reasonable attorneys' fees and expenses of the prevailing party, but only if the prevailing party shall have complied with the provisions of subparagraphs (a) and (b). In the absence of such instruction, the parties shall bear their own costs and share equally the fees and expenses of the arbitrator.

            (d) Ancillary Proceedings. Any legal proceeding instituted to enforce an arbitration award hereunder may be brought in a court of competent jurisdiction (either state or federal) in Salt Lake City or Provo, Utah. Each party hereby submits to personal jurisdiction in either location, irrevocably waives any objection as to venue, and further agrees not to plead or claim in any such court that any such proceeding has been brought in an inconvenient forum. Nothing herein shall be construed to prevent any party from seeking equitable relief in such courts to restrain or prohibit any breach or threatened breach of any covenant of a party set forth in this Agreement, whether or not the parties have first sought to resolve the dispute through negotiation, mediation or arbitration.

      7.6 Further Assurances. The parties will (i) furnish upon request to each other such further information, (ii) execute and deliver to each such other documents, and (iii) perform such other acts and things, all as the other party may reasonably request (and without delivery of additional consideration) for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement. To the extent reasonably required, after Closing, IST shall permit E & R access to the pertinent parts of any Company records (including audit work papers) which are not delivered to E & R at Closing.

      7.7 Waiver. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and
(iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

      7.8 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and, including the Disclosure Schedules, Exhibits and other documents referred to in this Agreement, constitutes the complete and exclusive statement of the terms of the Agreement with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

      7.9 Assignments, Successors, and No Third-Party Rights. No party may assign any of its rights or obligations under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

      7.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      7.11 Construction. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

      7.12 Governing Law. This Agreement will be governed by the laws of the State of Utah, without regard to its conflicts of laws principles.

      7.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

8.    Definitions.

      For purposes of this Agreement the following terms have the meanings specified or referred to in this paragraph 8:

      "Closing" - as defined in paragraph 1 above.

      "Closing Date" - the date first above shown.

      "Confidential Information" - all research, products, services, developments, components, parts, documents, information, drawings, processes, electronic files, data, business plans, programs, specifications, techniques, processes, tradesecrets, inventions, know-how, business plans, marketing and financial information, employee information, and other information of a secret, confidential or proprietary nature which has been developed by or for the benefit of a party. The Confidential Information of E&R shall include its proprietary interest in, and access to, existing EPMG lead data and e-mail messages written to or from EPMG employees, subject to paragraph 5.2 hereof. A party's Confidential Information shall include such portions of the Confidential Information of another party as shall be transferred to the transferee party pursuant to the terms of this Agreement.

      "Damages" - as defined in paragraph 6 above.

      "Designated Clients" - as defined in paragraph 2(f)(ii) above.

      "Dispute" - as defined in paragraph 7.5(a) above.

      "Financial Statements" - as defined in paragraph 3.3 above.

      "Governmental Authorization" - any approval, consent, license, permit, waiver, or other authorization issued, granted, or otherwise made available by or under the authority of any governmental body or pursuant to any Legal Requirement.

      "Knowledge" - an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter.

      A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any of the following individual has, or at any time had, actual Knowledge of such fact or other matter: The Persons are William Chipman, Christopher J. Floyd, Shane Hackett, Pete Justin, Linda Kerecman, Will Leatham, and Pete Peterson for IST and the Principals for E & R.

      "Legal Requirement" - any federal, state, local, foreign, or other administrative order, law, ordinance, regulation, statute, or treaty.

      "Notice of Dispute" - as defined in paragraph 7.5(a) above.

      "Order" - any award, decision, injunction, judgment, order, ruling, or verdict entered, issued, made, or rendered by any court, administrative agency, or other governmental body or by any arbitrator.

      "Ordinary Course of Business" - an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if: (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and (b) such action is not required to be authorized by the governing board of such Person and is not required to be specifically authorized by the parent company (if any) of such Person.

      "Person" - any individual, corporation, general, limited or limited liability partnership, limited liability company, joint venture, estate, trust, association, labor union, or other entity or governmental body.

      "Principals" - as defined in paragraph B of the Recitals.

      "Principals' Stock" - as defined in paragraph 1 above.

      "Proceeding" - any legal action, arbitration, audit, investigation, or litigation, commenced, brought, conducted, or heard by or before, or otherwise involving, any governmental body or arbitrator.

      "Related Person" - with respect to a particular individual: (a) each other member of such individual's Family; (b) any Person that is directly or indirectly controlled by such individual or members of such individual's Family;
(c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

      With respect to a specified Person other than an individual: (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; (d) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (f) any Related Person of any individual described in clause (b) or (c).

      For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural Person who is related to the individual or the individual's spouse within the second degree of consanguinity, and (iv) any other natural Person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

      "Representative" - with respect to a particular Person, any director, officer, employee, agent, advisor, or other representative of such Person.

      "Settlement Date" - is defined in the introductory portion of paragraph 2

      "Threatened" - a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing).

      "Transactions" - all of the transactions contemplated by this Agreement, including: (a) the transfer to IST of the shares described in paragraph 1, (b) the performance of E & R and IST of their respective covenants and obligations under this Agreement; and (c) the parties performance of the various covenants set forth herein. IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above. IST: E & R:

INNOVATIVE SOFTWARE TECHNOLOGIES, INC.,      ETHAN AND RANDY, LC,
a California corporation                     a Utah limited liability company

By:                                          By:
    ------------------------------                ------------------------------
Name:                                        Name:
Title:                                       Title:

JOINDER FOR PURPOSES ONLY OF ANY INDIVIDUAL OBLIGATION OF THE
PRINCIPALS NAMED BELOW.


By:                                             By:
           ---------------------                         -----------------------
Name:      James R. Garn                        Name:    Ethan A. Willis
           ---------------------                         -----------------------